SECOND AMENDMENT TO CONSULTING AGREEMENT

This Amendment (the "Amendment") is entered into as of December 22, 2008 (the "Amendment Effective Date") and amends the Consulting Agreement dated January 1, 2005, as amended ( the "Agreement") by and between Morningstar Associates, LLC ("Consultant"), and Allianz Investment Management LLC ("'AZIM), formerly known as Allianz Life Advisers, LLC and as USAllianz Advisers, LLC.


WHEREAS, Consultant and AZIM have entered into the Agreement, effective January 1,2005, with an initial term of three years;

WHEREAS, Consultant and AZIM have amended the Agreement, effective January 1,2008, with a renewal term of one year; and

WHEREAS, Consultant and AZIM wish to extend the term of the Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and suficiency of which are hereby acknowledged, Consultant and AZIM agree to amend the Agreement as follows:

The Term of the Agreement is hereby extended for a period of one (1) year beginning on January 1,2009 and expiring on December 3 1,2009 ("Renewal Term").

Capitalized terms used herein and not otherwise defined are used herein as defined in the Agreement. All other terms and provisions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment as of the date first written above.


MORNINGSTAR ASSOCIATES, LLC                 ALLIANZ INVESTMENT MANAGEMENT LLC


By:  /s/ Patrick Reinkemeyer                By:  /s/ Brian Muench

Name:  Patrick Reinkemeyer                  Name:  Brian Muench

Title: President                            Title:  Vice President